FREE WRITING PROSPECTUS Dated March 7, 2014	Filed Pursuant to Rule 433 Registration No. 333-190561 Registration No. 333-190561-01

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer, the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free at 1-888-603-5847.

Ally Master Owner Trust

Issuing Entity

Class A Asset Backed Notes, Series 2014-2

Ally Wholesale Enterprises LLC Depositor

Ally Bank Sponsor

Ally Financial Inc. Servicer

The depositor has filed with the Securities and Exchange Commission (“SEC”) a preliminary prospectus supplement dated March 7, 2014 (the “Prospectus Supplement”) and a prospectus dated March 7, 2014 (the “Prospectus”), which describe the Series 2014-2 Class A notes to be issued by the issuing entity. You should review the Prospectus Supplement and the Prospectus in their entirety before deciding to purchase any of the Series 2014-2 Class A notes. This free writing prospectus is the “Ratings Free Writing Prospectus” referred to in the Series 2014-2 Indenture Supplement and the Underwriting Agreement (as defined in the Prospectus Supplement). Other than as set forth under the heading “Series 2014-2 Indenture Supplement” and unless the context indicates otherwise, capitalized terms in this Free Writing Prospectus that are not otherwise defined herein have the meanings given to them in the Prospectus Supplement and the Prospectus.

Ratings

We will not issue the Series 2014-2 Class A notes unless the Series 2014-2 Class A notes are rated in the highest rating category for long-term obligations (Aaa(sf)/AAAsf) by Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services.

Back-up Servicer

As described under “The Back-up Servicer” in the prospectus, the servicer may terminate the back-up servicer if, among other things, the back-up servicer ceases to have a specified long-term, unsecured debt rating from designated rating agencies. That specified rating is at least “BBB-” from Standard & Poor’s Ratings Services or “Baa3” from Moody’s Investors Service, Inc.

Series 2014-2 Indenture Supplement

Solely for purposes of the Series 2014-2 Indenture Supplement, the following terms have the meanings set forth below.

“Consent Rating Agencies” means Standard & Poor’s Ratings Services.

“Notice Rating Agencies” means Moody’s Investors Service, Inc.

“Rating Agencies” means each of the Consent Rating Agencies and the Notice Rating Agencies.

Underwriters for the Series 2014-2 Class A Notes:

Barclays	Citigroup	Credit Agricole Securities